UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2015

Chevron Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-00368	94-0890210
(State or other jurisdiction of incorporation )	(Commission File Number)	(I.R.S. Employer Identification No.)

6001 Bollinger Canyon Road, San Ramon, CA	94583
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (925) 842-1000

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) and (c) As described in the press release that is attached hereto as Exhibit 99.1 and incorporated herein by reference, on January 28, 2015, Matthew J. Foehr, Vice President and Comptroller of Chevron Corporation (“Chevron”), elected to retire, effective March 31, 2015. Also on January 28, 2015, the Chevron Board of Directors elected Jeanette L. Ourada to the position of Vice President and Comptroller of Chevron, effective April 1, 2015.
(d) On January 28, 2015, Chevron Corporation (“Chevron”) issued a press release announcing that on that day the Board of Directors (“Board”) elected Inge G. Thulin to the Board and named Mr. Thulin to the Board Nominating and Governance Committee and the Management Compensation Committee of the Board, effective January 28, 2015. Also on that date, the Board approved a grant to Mr. Thulin of 707 restricted stock units, which is a prorated grant of the annual restricted stock unit award granted to non-employee Directors under the Chevron Non-Employee Directors’ Equity Compensation and Deferral Plan. Mr. Thulin will also be entitled to receive the annual cash retainer for non-employee Directors, which will be prorated and paid in monthly installments of $12,500. The press release announcing Mr. Thulin’s election is attached hereto as Exhibit 99.2 and is incorporated herein by reference.
(e) On January 28, 2015, the independent Directors of the Chevron Corporation (“Chevron”) Board of Directors (“Board”) approved the grant of 662,000 stock options and 59,100 performance shares to J.S. Watson, Chairman and Chief Executive Officer, and ratified the following grants by the Management Compensation Committee under the Long Term Incentive Plan of Chevron Corporation (“LTIP”): G.L. Kirkland, Vice Chairman and Executive Vice President, 280,800 stock options and 25,100 performance shares; R.H. Pate, Vice President and General Counsel, 125,300 stock options, 11,200 performance shares, and 11,180 restricted stock units; M.K. Wirth, Executive Vice President, 164,600 stock options, 14,700 performance shares, and 14,700 restricted stock units; and P.E. Yarrington, Vice President and Chief Financial Officer, 164,600 stock options and 14,700 performance shares.
The stock options have a ten year term, and one-third of the grant vests at each anniversary of the date of grant, except as described below in the last paragraph. The exercise price for the stock options is $103.71 per share, which is based on the closing price of Chevron’s common stock on January 28, 2015, the date of grant. The number of stock options granted was determined based on grant date inputs including stock price and Black-Scholes valuation.
The performance shares may result in a payout at the end of the three-year performance period (January 1, 2015 through December 31, 2017) depending upon Chevron’s Total Stockholder Return (TSR) for the performance period as compared to the TSR of each company in Chevron’s LTIP Performance Share Peer Group (BP p.l.c., Exxon Mobil Corporation, Royal Dutch Shell p.l.c. and Total S.A.). The cash payout, if any, will occur in an amount equal to the number of performance shares multiplied by the 20-day trailing average price of Chevron common stock at the end of the performance period multiplied by a performance modifier. The performance modifier is based on Chevron’s TSR ranking for the three-year period compared to the TSR of each company in Chevron’s peer group as follows (from best TSR to lowest TSR): 200 percent, 150 percent, 100 percent, 50 percent or zero percent. If the difference between Chevron’s TSR and the TSR of any higher or lower member of the peer group is less than one percentage point (rounded to one decimal point), the modifier will be the average of the sum of all the modifiers for Chevron and for such other members of the peer group that fall less than one percentage point (rounded to one decimal point) higher or lower than Chevron. The Management Compensation Committee may, in its discretion, adjust the cash payout of performance shares downward if it determines that business or economic considerations warrant such an adjustment.

The restricted stock units vest on January 28, 2018, payout in cash based on the closing price of Chevron common stock on the date of vesting (or, if not a trading day, on the last preceding trading day), and do not accrue dividend equivalents.
Since Mr. Watson, Mr. Kirkland, and Ms. Yarrington each has more than 90 points (the sum of years of age and years of service) under the LTIP, all unvested outstanding stock options and performance shares held for at least one year from the January 28, 2015 date of grant will vest upon the separation from service for any reason other than for cause as defined under the LTIP rules. Since Mr. Wirth has more than 75 points but less than 90 points under the LTIP, all unvested outstanding stock options and performance shares held for at least one year from the January 28, 2015 date of grant will vest on a pro rata basis (the number of granted shares underlying the award multiplied by the number of whole months from the options grant date (or, for performance shares, the performance period start date) to the separation from service date, up to 36 months, divided by 36 months) upon the separation from service for any reason other than for cause as defined under the LTIP rules.
Item 9.01 Financial Statements and Exhibits.
 (d) Exhibits
99.1    Press Release issued February 2, 2015
99.2    Press Release issued January 28, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHEVRON CORPORATION
Dated: February 3, 2015	By	/S/ RICK E. HANSEN
Rick E. Hansen,
Assistant Secretary and Managing Counsel